22833
                          Exhibit 10-3

                      FRONTIER CORPORATION

                 MANAGEMENT STOCK INCENTIVE PLAN

                         AMENDMENT NO. 5


     Pursuant to Section 14, Section 9(a) is amended, effective
March 16, 1999, by adding to the end thereof the following new paragraph:

Notwithstanding the foregoing, an unvested option shall become fully vested upon a participant's involuntary termination of employment without cause on or after March 16, 1999 but prior to the earlier of (1) the date on which the Company's acquisition by Global Crossing is effective or (2) the date on which the Company announces that the acquisition by Global Crossing is no longer being actively pursued. Any such option plus any previously vested option held by such participant may be exercised prior to the earlier of the expiration date of the option or the expiration of 90 days from the date of termination. For this purpose, "cause" shall have such meaning as the Committee shall determine, which meaning shall be applied uniformly and consistently with respect to all participants similarly situated.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment on its behalf this 1st day of May 1999.

                         FRONTIER CORPORATION


                         By:  /s/Josephine S. Trubek
                              ---------------------------------
                              Josephine S. Trubek
                              Corporate Secretary